Exhibit 17

Jonathan R. Furer

                                                                                                         June 1, 2025

Richard J. Hendrix, Chief Executive Officer

Live Oak Acquisition Corp. V

Live Oak Acquisition Corp. V Board of Directors

Dear Rick and Board:

After careful consideration, as a result of recent discussions among the management and the board, I hereby resign from the board of directors and all committees, effective immediately. My decision is final and irrevocable.

Respectfully,

/s/ Jonathan R. Furer
Jonathan R. Furer
Director

cc: Ellenoff, Grossman & Schole LLP